Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DUKE ENERGY FLORIDA PROJECT FINANCE, LLC

Dated and Effective as of

June 10, 2016

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EXHIBITS, SCHEDULES AND APPENDIX

Schedule A	Schedule of Capital Contribution of Member
Schedule B	Initial Managers
Schedule C	Initial Officers
Exhibit A	Management Agreement
Appendix A	Definitions

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

DUKE ENERGY FLORIDA PROJECT FINANCE, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Duke Energy Florida Project Finance , LLC, a Delaware limited liability company (the “Company”), is made and entered into as of June 10, 2016 by DUKE ENERGY FLORIDA, LLC, a Florida limited liability company (including any additional or successor members of the Company other than Special Members, the “Member”).

WHEREAS, the Member has caused to be filed a Certificate of Formation with the Secretary of State of the State of Delaware to form the Company under and pursuant to the LLC Act and has entered into a Limited Liability Company Agreement of the Company, dated as of May 2, 2016 (the “Original LLC Agreement”); and

WHEREAS, in accordance with the LLC Act, the Member desires to enter into this Agreement to amend and restate in its entirety the Original LLC Agreement and to set forth the rights, powers and interests of the Member with respect to the Company and its Membership Interest therein and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Member, intending to be legally bound, hereby agrees to amend and restate in its entirety the Original LLC Agreement as follows:

ARTICLE I

GENERAL PROVISIONS

SECTION 1.01  Definitions.

(a)                                 Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Appendix A attached hereto.

(b)                                 All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c)                                  The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Article, Section, Schedule, Exhibit, Annex and Attachment references contained in this Agreement are references to Articles, Sections, Schedules, Exhibits, Annexes and Attachments in or to this Agreement unless otherwise specified; and the terms “includes” and “including” shall mean “includes without limitation” and “including without limitation”, respectively.

(d)                                 The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(e)                                  Non-capitalized terms used herein which are defined in the LLC Act, shall, as the context requires, have the meanings assigned to such terms in the LLC Act as of the date hereof, but without giving effect to amendments to the LLC Act.

SECTION 1.02  Sole Member; Registered Office and Agent.

(a)                                 The initial sole member of the Company shall be Duke Energy Florida, LLC, a Florida limited liability company, or any successor as sole member pursuant to Sections 1.02(c), 6.06 and 6.07.  The registered office and registered agent of the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The Member may change said registered office and agent from one location to another in the State of Delaware.  The Member shall provide notice of any such change to the Indenture Trustee.

(b)                                 Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon the transfer or assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee or an additional member of the Company pursuant to Sections 6.06 and 6.07), each Person acting as an Independent Manager (as defined herein) pursuant to the terms of this Agreement shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution.  No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as an Independent Manager pursuant to this Agreement; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member.  Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets (and no Special Member shall be treated as a member of the Company for federal income tax purposes).  Pursuant to Section 18-301 of the LLC Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.  A Special Member, in its capacity as Special Member, may not bind the Company.  Except as required by any mandatory provision of the LLC Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including the merger, consolidation or conversion of the Company.  In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Manager pursuant to this Agreement shall execute a counterpart to this Agreement.  Prior to its admission to the Company as Special Member, each Person acting as an Independent Manager pursuant to this Agreement shall not be a member of the Company.  A “Special Member” means, upon such Person’s admission to the Company as a member of the Company pursuant to this Section 1.02(b), a Person acting as an Independent Manager, in such Person’s capacity as a member of the Company.  A Special Member shall only have the rights and duties expressly set forth in this Agreement.  For purposes of this Agreement, a Special Member is not included within the defined term “Member”.

(c)                                  The Company may admit additional Members (as distinguished from a transferee admitted pursuant to Sections 6.06 and 6.07) pursuant to with the affirmative vote of a majority of the Managers, which vote must include the affirmative vote of each Independent Manager.  Notwithstanding the preceding sentence, it shall be a condition to the admission of any additional Member that the sole Member shall have received an opinion of outside tax counsel (as selected by the Member in form and substance reasonably satisfactory to the Member and the Indenture Trustee) that the admission of such additional Member shall not cause the Company to be treated, for federal income tax purposes, as having more than a “sole owner” and that the Company shall not be treated, for federal income tax purposes, as an entity separate from such “sole owner”.  Notwithstanding the foregoing, no additional Member shall be admitted at any time that any Nuclear Asset-Recovery Bond is outstanding.

SECTION 1.03  Other Offices.  The Company may have an office at 299 First Avenue North, St. Petersburg, Florida, 33701, or at any other offices that may at any time be established by the Member at any place or places within or outside the State of Delaware.  The Member shall provide notice to the Indenture Trustee of any change in the location of the Company’s office.

SECTION 1.04  Name.  The name of the Company shall be “Duke Energy Florida Project Finance, LLC”.  The name of the Company may be changed from time to time by the Member with thirty (30) days’ prior written notice to the Managers and the Indenture Trustee, and the filing of an appropriate amendment to the Certificate of Formation with the Secretary of State as required by the LLC Act.

SECTION 1.05  Purpose; Nature of Business Permitted; Powers.  The Company is intended to qualify as an “Assignee” as defined in Section 366.95(1)(b) of the Nuclear Asset-Recovery Law.  The purposes for which the Company is formed are limited to:

(a)                     acquire, own, hold, administer, service or enter into agreements regarding the receipt and servicing of one or more Nuclear Asset-Recovery Properties and the other Nuclear Asset-Recovery Bond Collateral, along with certain other related assets;

(b)                     manage, sell, assign, pledge, collect amounts due on or otherwise deal with the Nuclear Asset-Recovery Properties and the other Nuclear Asset-Recovery Bond Collateral and related assets to be so acquired in accordance with the terms of the Basic Documents;

(c)                      negotiate, authorize, execute, deliver, assume the obligations under, and perform its duties under, the Basic Documents and any other agreement or instrument or document relating to the activities set forth in clauses (a) and (b) above; provided, that each party to any such agreement under which material obligations are imposed upon the Company shall covenant that it shall not, prior to the date which is one year and one day after the date on which all Nuclear Asset-Recovery Bonds have been paid in full in accordance with their terms and all other amounts owning in connection therewith have been paid in full by the Company, acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company; or ordering the winding up or liquidation of the affairs of the Company; and provided, further, that the Company shall be permitted to incur additional indebtedness or other liabilities payable to service providers and trade creditors in the ordinary course of business in connection with the foregoing activities;

(d)                     file with the U.S. Securities and Exchange Commission one or more registration statements, including any pre-effective or post-effective amendments thereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including any prospectus supplement, prospectus and exhibits contained therein) and file such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents necessary or desirable to register one or more series of Nuclear Asset-Recovery Bonds under the securities or “Blue Sky” laws of various jurisdictions;

(e)                      authorize, execute, deliver, issue and register one or more series of Nuclear Asset-Recovery Bonds;

(f)                       make payments on the Nuclear Asset-Recovery Bonds;

(g)                      pledge its interest in Nuclear Asset-Recovery Properties and other Nuclear Asset-Recovery Bond Collateral to the Indenture Trustee under the Indenture in order to secure the respective series of Nuclear Asset-Recovery Bonds; and

(h)                     engage in any lawful act or activity and exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that, in either case, are incidental to, or necessary, suitable or convenient for the accomplishment of the above-mentioned purposes.

The Company shall engage only in any activities related to the foregoing purposes or required or authorized by the terms of the Basic Documents or other agreements referenced above.  The Company shall have all powers reasonably incidental, necessary, suitable or convenient to effect the foregoing purposes, including all powers granted under the LLC Act.  The Company, the Member, any Manager (other than an Independent Manager), or any officer of the Company, acting singly or collectively, on behalf of the Company, may enter into and perform the Basic Documents and all registration statements, underwriting agreements, documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Manager or other Person, notwithstanding any other provision of this Agreement, the LLC Act, or other applicable law, rule or regulation. Notwithstanding any other provision of this Agreement, the LLC Act or other applicable law, any Basic Document executed prior to the date hereof by any Member, Manager or officer on behalf of the Company is hereby ratified and approved in all respects.  The authorization set forth in the two preceding sentences shall not be deemed a restriction on the power and authority of the Member or any Manager, including any Independent Manager, to enter into other agreements or documents on behalf of the Company as authorized pursuant to this Agreement and the LLC Act. The Company shall possess and may exercise all the powers and privileges granted by the LLC Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are incidental, necessary, suitable or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

SECTION 1.06  Initial Issuance of Nuclear Asset-Recovery Bonds.  It is anticipated that the Company’s first issuance of Nuclear Asset-Recovery Bonds will be a series issued pursuant to the Financing Order filed by the Commission on November 19, 2015.

SECTION 1.07  Additional Issuances of Nuclear Asset-Recovery Bonds.  The Company may issue one or more additional series of Nuclear Asset-Recovery Bonds pursuant to the Financing Order filed by the Commission on November 19, 2015.  The Company also may issue one or more additional series of Nuclear Asset-Recovery Bonds if authorized pursuant to a Financing Order adopted in the future by the Commission.  Such additional series of Nuclear Asset-Recovery Bonds shall be referred to as “Additional Issuances.”

(a)                     Each series of Nuclear Asset-Recovery Bonds will be secured by separate Nuclear Asset-Recovery Property and other Nuclear Asset-Recovery Bond Collateral.  Nuclear Asset-Recovery Property which is pledged to secure one series of Nuclear Asset-Recovery Bonds shall not be pledged to secure any other series of Nuclear Asset-Recovery Bonds.

(b)                     The Company shall not issue any Additional Issuance unless the Rating Agency Condition set forth in the Basic Documents for any outstanding series of Nuclear Asset-Recovery Bonds has been satisfied.

(c)                      The following additional conditions must be satisfied in connection with any Additional Issuance:

(i)                                     the Additional Issuance shall receive a rating or ratings as required by the applicable Financing Order;

(ii)                                  each Additional Issuance shall have recourse only to the Nuclear Asset-Recovery Bond Collateral pledged in connection with such Additional Issuance, shall be nonrecourse to any of the Company’s other assets and shall not constitute a claim against the Company if cash flow from the pledged Nuclear Asset-Recovery Bond Collateral is insufficient to pay such Additional Issuance in full;

(iii)                               the Company has delivered to the Indenture Trustee an Opinion of Counsel of a nationally recognized firm experienced in such matters to the effect that after such issuance, in the opinion of such counsel, if the Member were to become a debtor in a case under the United States Bankruptcy Code (Title 11, U.S.C.), a federal court exercising bankruptcy jurisdiction and exercising reasonable judgment after full consideration of all relevant factors would not order substantive consolidation of the assets and liabilities of the Company with those of the bankruptcy estate of the

Member, subject to the customary exceptions, qualifications and assumptions contained therein;

(iv)                              the Company has delivered to the Indenture Trustee a stating that the Nuclear Asset-Recovery Bonds issued pursuant to such Additional Issuance shall have the benefit of a true-up mechanism;

(v)                                 the transaction documentation for such Additional Issuance provides that holders of the Nuclear Asset-Recovery Bonds of such Additional Issuance will not file or join in the filing of any bankruptcy petition against the Company;

(vi)                              if the holders of the Nuclear Asset-Recovery Bonds of any Additional Issuance are deemed to have any interest in any of the Nuclear Asset-Recovery Bond Collateral pledged under the applicable Indenture (other than Nuclear Asset-Recovery Bond Collateral pledged with respect to such Additional Issuance), the holders of such Nuclear Asset-Recovery Bonds must agree that any such interest is subordinate to the claims and rights of the Holders of such other related series of Nuclear Asset-Recovery Bonds;

(vii)                           the Additional Issuance shall have its own bank accounts or trust accounts; and

(viii)                        the Additional Issuance shall bear its own trustees fees and servicer fees, except that the allocation of such fees with respect to any Additional Issuance shall be governed by the terms of the Indenture and the Servicing Agreement.

SECTION 1.08  Limited Liability Company Agreement; Certificate of Formation.  This Agreement shall constitute a “limited liability company agreement” within the meaning of the LLC Act.  Robert T. Lucas III, as an authorized person within the meaning of the LLC Act, has caused a certificate of formation of the Company to be executed and filed in the office of the Secretary of State on January 5, 2016 (such execution and filing being hereby ratified and approved in all respects).  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company as provided in the LLC Act.

SECTION 1.09  Separate Existence.  Except for financial reporting purposes (to the extent required by generally accepted accounting principles) and for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, the Member and the Managers shall take all steps necessary to continue the identity of the Company as a separate legal entity and to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of the Member, Affiliates of the Member or any other Person and correcting any known misunderstandings, and that, the Company is not a division of any of the Affiliates of the Company or any other Person. In that regard, and without limiting the foregoing in any manner, the Company shall:

(a)                     allocate fairly and reasonably shares expenses, including shared office space;

(b)                     maintain the assets of the Company in such a manner that it is not costly or difficult to segregate, identify or ascertain its individual assets from those of any other Person, including any Affiliate;

(c)                      maintain a separate telephone number;

(d)                     conduct all transactions with Affiliates on an arm’s-length basis;

(e)                      not guarantee, become obligated for or pay the debts of any Affiliate or hold the credit of the Company out as being available to satisfy the obligations of any Affiliate or other Person (nor, except as contemplated in the Basic Documents, indemnify any Person for losses resulting therefrom), nor, except as contemplated in the Basic Documents, have any of its obligations guaranteed by any Affiliate or hold the Company out as responsible for the debts of any Affiliate or other Person or for the decisions or actions with respect to the business and affairs of any Affiliate, nor seek or obtain credit or incur any obligation to any third party based upon the creditworthiness or assets of any Affiliate or any other Person (i.e. other than based on the assets of the Company) nor allow any Affiliate to do such things based on the credit of the Company;

(f)                       except as expressly otherwise permitted hereunder or under any of the Basic Documents, not permit the commingling or pooling of the Company’s funds or other assets with the funds or other assets of any Affiliate;

(g)                      maintain separate deposit and other bank accounts and funds (separately identifiable from those of the Member or any other Person) to which no Affiliate has any access, which accounts shall be maintained in the name and, to the extent not inconsistent with applicable federal tax law, with the tax identification number of the Company;

(h)                     maintain full books of accounts and records (financial or other) and financial statements separate from those of its Affiliates or any other Person, prepared and maintained in accordance with generally accepted accounting principles (including, all resolutions, records, agreements or instruments underlying or regarding the transactions contemplated by the Basic Documents or otherwise) and audited annually by an independent accounting firm which shall provide such audit to the Indenture Trustee;

(i)                         pay its own liabilities out of its own funds, including fees and expenses of the Administrator pursuant to the Administration Agreement and the Servicer pursuant to any Servicing Agreement;

(j)                        not hire or maintain any employees, but shall compensate (either directly or through reimbursement of the Company’s allocable share of any shared expenses) all consultants, agents and Affiliates, to the extent applicable, for services provided to the Company by such consultants, agents or Affiliates, in each case, from the Company’s own funds;

(k)                     allocate fairly and reasonably the salaries of and the expenses related to providing the benefits of officers or managers shared with the Member, any Special Member or any Manager;

(l)                         allocate fairly and reasonably any overhead shared with the Member, any Special Member or any Manager;

(m)                 pay from its own bank accounts for accounting and payroll services, rent, lease and other expenses (or the Company’s allocable share of any such amounts provided by one or more other Affiliates) and not have such operating expenses (or the Company’s allocable share thereof) paid by any Affiliates; provided, that the Member shall be permitted to pay the initial organization expenses of the Company and certain of the expenses related to the transactions contemplated by the Basic Documents as provided therein;

(n)                     maintain adequate capitalization to conduct its business and affairs considering the Company’s size and the nature of its business and intended purposes and, after giving effect to the transactions contemplated by the Basic Documents, refrain from engaging in a business for which its remaining property represents an unreasonably small capital;

(o)                     conduct all of the Company’s business (whether in writing or orally) solely in the name of the Company through the Member and the Company’s Managers, officers and agents and hold the Company out as an entity separate from any Affiliate;

(p)                     not make or declare any distributions of cash or property to the Member except in accordance with appropriate limited liability company formalities and only consistent with sound business judgment to the extent that it is permitted pursuant to the Basic Documents and not violative of any applicable law;

(q)                     otherwise practice and adhere to all limited liability company procedures and formalities to the extent required by this Agreement or all other appropriate constituent documents and the laws of its state of formation and all other appropriate jurisdictions;

(r)                        not appoint an Affiliate or any employee of an Affiliate as an agent of the Company, except as otherwise permitted in the Basic Documents (although such Persons can qualify as a Manager or as an officer of the Company);

(s)                       not acquire obligations or securities of or make loans or advances to or pledge its assets for the benefit of any Affiliate, the Member or any Affiliate of the Member (other than the Company);

(t)                        except as expressly provided in the Basic Documents, not permit the Member or any Affiliate to guarantee, pay or become liable for the debts of the Company nor permit any such Person to hold out its creditworthiness as being available to pay the liabilities and expenses of the Company nor, except for the indemnities in this Agreement and the Basic Documents, indemnify any Person for losses resulting therefrom;

(u)                     maintain separate minutes of the actions of the Member and the Managers, in their capacities as such, including actions with respect to the transactions contemplated by the Basic Documents;

(v)                     cause (i) all written and oral communications, including letters, invoices, purchase orders, and contracts, of the Company to be made solely in the name of the Company, (ii) the Company to have its own tax identification number (to the extent not inconsistent with applicable federal tax law), stationery, checks and business forms, separate from those of any Affiliate, (iii) all Affiliates not to use the stationery or business forms of the Company, and cause the Company not to use the stationery or business forms of any Affiliate, and (iv) all Affiliates not to conduct business in the name of the Company, and cause the Company not to conduct business in the name of any Affiliate;

(w)                   direct creditors of the Company to send invoices and other statements of account of the Company directly to the Company and not to any Affiliate and cause the Affiliates to direct their creditors not to send invoices and other statements of accounts of such Affiliates to the Company;

(x)                     cause the Member to maintain as official records all resolutions, agreements, and other instruments underlying or regarding the transactions contemplated by the Basic Documents;

(y)                     disclose, and cause the Member to disclose, in its financial statements the effects of all transactions between the Member and the Company in accordance with generally accepted accounting principles, and in a manner which makes it clear that (i) the Company is a separate legal entity, (ii) the assets of the Company (including any Nuclear Asset-Recovery Property transferred to the Company pursuant to a Sale Agreement) are not assets of any Affiliate and are not available to pay creditors of any Affiliate and (iii) neither the Member nor any other Affiliate is liable or responsible for the debts of the Company;

(z)                      treat and cause the Member to treat the transfer of Nuclear Asset-Recovery Property from the Member to the Company as a sale under the Nuclear Asset-Recovery Law;

(aa)              except as described herein with respect to tax purposes and financial reporting, describe and cause each Affiliate to describe the Company, and hold the Company out as a separate legal entity and not as a division or department of any Affiliate, and promptly correct any known misunderstanding regarding the Company’s identity separate from any Affiliate or any other Person;

(bb)              so long as any Nuclear Asset-Recovery Bonds of any series are outstanding, treat the Nuclear Asset-Recovery Bonds as debt for all purposes and specifically as debt of the Company, other than for financial reporting, state or federal regulatory or tax purposes;

(cc)                solely for purposes of federal taxes and, to the extent consistent with applicable state, local and other tax law, solely for purposes of state, local and other taxes, so long as any Nuclear Asset-Recovery Bonds of a series are outstanding, treat the Nuclear Asset-Recovery Bonds of that series as indebtedness of the Member secured by the applicable Nuclear Asset-Recovery Bond Collateral unless otherwise required by appropriate taxing authorities;

(dd)              file its own tax returns, if any, as may be required under applicable law, to the extent (i) not part of a consolidated group filing a consolidated return or returns or (ii) not treated as a division or disregarded entity for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(ee)                maintain its valid existence in good standing under the laws of the State of Delaware and maintain its qualification to do business under the laws of such other jurisdictions as its operations require;

(ff)                  not form, or cause to be formed, any subsidiaries;

(gg)                comply with all laws applicable to the transactions contemplated by this Agreement and the Basic Documents;

(hh)              cause the Member to observe in all material respects all limited liability company procedures and formalities, if any, required by this Agreement, the laws of the State of Delaware and all other appropriate jurisdictions;

(ii)                      except as provided in Section 7.06, at all times have at least one Independent Manager;

(jj)                    not, directly or indirectly, engage in any business or activity other than the transactions contemplated by this Agreement;

(kk)              not incur any indebtedness, liability, obligation, or expense, or own any assets, other than in each case those that are contemplated by this Agreement;

(ll)                      not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, other than as contemplated by this Agreement and the Basic Documents; and

(mm)      cause the members, managers, officers, agents, and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

SECTION 1.10  Limitation on Certain Activities.  Notwithstanding any other provisions of this Agreement, the Company, and the Member or Managers on behalf of the Company, shall not:

(a)                     engage in any business or activity other than as set forth in Section 1.05 hereof;

(b)                     without the affirmative vote of the Member and the affirmative vote of all of the Managers, including any Independent Manager, file a voluntary petition for relief under the Bankruptcy Code or similar law, consent to the institution of insolvency or bankruptcy proceedings against the Company or otherwise institute insolvency or bankruptcy proceedings with respect to the Company or take any company action in furtherance of any such filing or institution of a proceeding;

(c)                      without the affirmative vote of all Managers, including any Independent Manager, and then only to the extent permitted by the Basic Documents, convert, merge or consolidate with any other Person or sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other Person;

(d)                     take any action, file any tax return, or make any election inconsistent with the treatment of the Company, for purposes of federal income taxes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from the Member;

(e)                      incur any indebtedness or assume or guarantee any indebtedness of any Person (other than the indebtedness incurred under the Basic Documents);

(f)                       issue any bonds other than Nuclear Asset-Recovery Bonds contemplated by the Basic Documents; or

(g)                      to the fullest extent permitted by law, without the affirmative vote of its Member and the affirmative vote of all Managers, including each Independent Manager, execute any dissolution, liquidation, or winding up of the Company.

So long as any of the Nuclear Asset-Recovery Bonds are outstanding, the Company and the Member shall give written notice to each applicable Rating Agency of any action described in clause (b), (c) or (g) of this Section 1.10 which is taken by or on behalf of the Company with the required affirmative vote of the Member and all Managers as therein described.

SECTION 1.11  No State Law Partnership.  No provisions of this Agreement shall be deemed or construed to constitute a partnership (including a limited partnership) or joint venture, or the Member a partner or joint venturer of or with any Manager or the Company, for any purposes.

ARTICLE II

CAPITAL

SECTION 2.01  Initial Capital.  The initial capital of the Company shall be the sum of cash contributed to the Company by the Member (the “Capital Contribution”) in the amount set out opposite the name of the Member on Schedule A hereto, as amended from time to time and incorporated herein by this reference.

SECTION 2.02  Additional Capital Contributions.  The assets of the Company are expected to generate a return sufficient to satisfy all obligations of the Company under this Agreement and the other Basic Documents and any other obligations of the Company. It is expected that no capital contributions to the Company will be necessary except in connection with the purchase from time-to-time of Nuclear Asset-Recovery Properties.  On or prior to the date of issuance of a series of Nuclear Asset-Recovery Bonds, the Member shall make an additional contribution to the Company in an amount equal to at least 0.50% of the initial principal amount of such series of Nuclear Asset-Recovery Bonds or such greater amount as agreed to by the Member in connection with the issuance by the Company of the series of Nuclear Asset-Recovery Bonds, which amount the Company shall deposit into the Capital Subaccount established by the Indenture Trustee as provided in the applicable Indenture.  No capital contribution by the Member to the Company will be made for the purpose of mitigating losses on any Nuclear Asset-Recovery Property that has previously been transferred to the Company, and all capital contributions shall be made in accordance with all applicable limited liability company procedures and requirements, including proper record keeping by the Member and the Company. Each capital contribution will be acknowledged by a written receipt signed by any one of the Managers. The Managers acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, such additional contribution will be managed by an investment manager selected by the Indenture Trustee who shall invest such amounts only in investments eligible pursuant to the Basic Documents, and all income earned thereon shall be allocated or paid by the Indenture Trustee in accordance with the provisions of the Indenture.

SECTION 2.03  Capital Account.  A Capital Account shall be established and maintained for the Member on the Company’s books (the “Capital Account”).  An additional, separate Capital Account may be established and maintained pursuant to each Series Supplement, as necessary.

SECTION 2.04  Interest on Capital Account.  Except for the Return on Invested Capital, no interest shall be paid or credited to the Member on its Capital Account or upon any undistributed profits left on deposit with the Company.  Except as provided herein or by law, the Member shall have no right to demand or receive the return of its Capital Contribution.

ARTICLE III

ALLOCATIONS; BOOKS

SECTION 3.01  Allocations of Income and Loss.

(a)                                 Book Allocations.  The net income and net loss of the Company shall be allocated entirely to the Member.

(b)                                 Tax Allocations.  Because the Company is not making (and will not make) an election to be treated as an association taxable as a corporation under Section 301.7701-3(a) of the Treasury Regulations, and because the Company is a business entity that has a single owner and is not a corporation, it is expected to be disregarded as an entity separate from its owner for federal income tax purposes under Section 301.7701-3(b)(1) of the Treasury Regulations.  Accordingly, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Member.  To the extent not so permitted, all items of income, gain, loss, deduction and credit of the Company shall be allocated entirely to the Member as permitted by applicable tax law, and the Member shall pay (or indemnify the Company, the Indenture Trustee and each of their officers, managers, employees or agents for, and defend and hold harmless each such person from and against its payment of) any taxes levied or assessed upon all or any part of the Company’s property or assets based on existing law as of the date hereof, including any sales, gross receipts, general corporation, personal property, privilege, franchise or license taxes (but excluding any taxes imposed as a result of a failure of such Person to properly withhold or remit taxes imposed with respect to payments on any Nuclear Asset-Recovery Bond).  The Indenture Trustee (on behalf of the Secured Parties) shall be a third party beneficiary of the Member’s obligations set forth in this Section 3.01, it being understood that Holders shall be entitled to enforce their rights against the Member under this Section 3.01 solely through a cause of action brought for their benefit by the Indenture Trustee.

SECTION 3.02  Company to be Disregarded for Tax Purposes.  The Company shall comply with the applicable provisions of the Code and the applicable Treasury Regulations thereunder in the manner necessary to effect the intention of the parties that the Company be treated, for federal income tax purposes, as a disregarded entity that is not separate from the Member pursuant to Treasury Regulations Section 301.7701-1 et seq. and that the Company be accorded such treatment until its dissolution pursuant to Article IX hereof and shall take all actions, and shall refrain from taking any action, required by the Code or Treasury Regulations thereunder in order to maintain such status of the Company.  In addition, for federal income tax purposes, the Company may not claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the Nuclear Asset-Recovery Bonds (other than amounts properly withheld from such payments under the Code or other tax laws) or assert any claim against any present or former Holder by reason of the payment of the taxes levied or assessed upon any part of the Nuclear Asset-Recovery Bond Collateral.

SECTION 3.03  Books of Account.  At all times during the continuance of the Company, the Company shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles, using the fiscal year and taxable year of the Member.  In addition, the Company shall keep all records required to be kept pursuant to the LLC Act.

SECTION 3.04  Access to Accounting Records.  All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business, and the Member, and its duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.

SECTION 3.05  Annual Tax Information.  The Managers shall cause the Company to deliver to the Member all information necessary for the preparation of the Member’s federal income tax return.

SECTION 3.06  Internal Revenue Service Communications.  The Member shall communicate and  negotiate with the Internal Revenue Service on any federal tax matter on behalf of  the Member and the Company.

ARTICLE IV

MEMBER

SECTION 4.01  Powers.  Subject to the provisions of this Agreement and the LLC Act, all powers shall be exercised by or under the authority of, and the business and affairs of the Company shall be controlled by, the Member pursuant to Section 4.04.  The Member may delegate any or all such powers to the Managers.  Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Member shall have the following powers:

(a)                                 To select and remove the Managers and all officers and agents of the Company, prescribe such powers and duties for them as may be consistent with the LLC Act and other applicable law and this Agreement, fix their compensation, and require from them security for faithful service; provided, that, except as provided in Section 7.06, at all times the Company shall have at least one Independent Manager.  Prior to issuance of any Nuclear Asset-Recovery Bonds, the Member shall appoint at least one Independent Manager.  An “Independent Manager” means an individual who (1) has prior experience as an independent director, independent manager or independent member, (2) is employed by, and has at least three years of employment experience with, a nationally-recognized company that provides professional independent managers and other corporate services in the ordinary course of its business, (3) whose services to the Company are provided by a nationally recognized company that provides independent managers and other corporate services, (4) is duly appointed as an Independent Manager and (5) is not and has not been for at least five years from the date of his or her or its appointment, and will not while serving as Independent Manager, be any of the following:

(i)                                     a member, partner, equity holder, manager, director, officer, agent, consultant, attorney, accountant, advisor or employee of the Company or any of its equityholders or Affiliates (other than as an independent director, independent manager or special member of the Company or an Affiliate of the Company that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity); provided, that the indirect or beneficial ownership of stock of the Member or its Affiliates through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle shall not preclude such owner from being an Independent Manager;

(ii)                                  a creditor, supplier or service provider (including provider of professional services) to the Company, the Member or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to the Company, the Member or any of its Affiliates in the ordinary course of its business);

(iii)                               a family member of any of the foregoing; or

(iv)                              a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the independent manager or independent director of a “special purpose entity” affiliated with the Company shall be qualified to serve as an Independent Manager of the Company, provided that the fees that such individual earns from serving as an independent manager or independent director of affiliates of the Company in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the Special Purpose Provisions (as hereinafter defined) of this Agreement.

The Company shall pay each Independent Manager annual fees totaling not more than $5,000 per year (the “Independent Manager Fee”).  Such fees shall be determined without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered a fixed Operating Expense of the Company.  Each Manager, including each Independent Manager, is hereby deemed to be a “manager” within the meaning of Section 18-101(10) of the LLC Act.

Promptly following any resignation or replacement of any Independent Manager, the Member shall give written notice to each applicable Rating Agency and to the Indenture Trustee and Staff Director of any such resignation or replacement.

(b)                                 Subject to Sections 1.09 and 1.10 and Article VII hereof, to conduct, manage and control the affairs and business of the Company, and to make such rules and regulations therefor consistent with the LLC Act and other applicable law and this Agreement.

(c)                                  To change the registered agent and office of the Company in Delaware from one location to another; to fix and locate from time to time one or more other offices of the Company; and to designate any place within or without the State of Delaware for the conduct of the business of the Company.

SECTION 4.02  Compensation of Member.  To the extent permitted by applicable law and the Basic Documents, the Company shall have authority to reimburse the Member for out-of-pocket expenses incurred by the Member in connection with its service to the Company.  It is understood that the compensation paid to the Member under the provisions of this Section 4.02 shall be determined without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered an Ongoing Financing Cost of the Company subject to the limitations on such expenses set forth in the Financing Order.

SECTION 4.03  Other Ventures.  Notwithstanding any duties (including fiduciary duties) otherwise existing at law or in equity, it is expressly agreed that the Member, the Managers and any Affiliates, officers, directors, managers, stockholders, partners or employees of the Member, may engage in other business ventures of any nature and description, whether or not in competition with the Company, independently or with others, and the Company shall not have any rights in and to any independent venture or activity or the income or profits derived therefrom.

SECTION 4.04  Actions by the Member.  All actions of the Member may be taken by written resolution of the Member which shall be signed on behalf of the Member by an authorized officer of the Member and filed with the records of the Company.

ARTICLE V

OFFICERS

SECTION 5.01  Designation; Term; Qualifications.

(a)                                 Officers.  Subject to the last sentence of this Section 5.01(a), the Managers may, from time to time, designate one or more Persons to be officers of the Company.  Any officer so designated shall have such title and authority and perform such duties as the Managers may, from time to time, delegate to them.  Each officer shall hold office for the term for which such officer is designated and until its successor shall be duly designated and shall qualify or until its death, resignation or removal as provided in this Agreement. Any Person may hold any number of offices.  No officer need be a Manager, the Member, a Delaware resident, or a United States citizen. The Member hereby appoints the Persons identified on Schedule C to be the officers of the Company.

(b)                                 President.  The President shall be the chief executive officer of the Company, shall preside at all meetings of the Managers, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Managers are carried into effect.  The President or any other officer authorized by the President or the Managers may execute all contracts, except:  (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 1.10; and (ii) where signing and execution thereof shall be expressly delegated by the Managers to some other officer or agent of the Company.

(c)                                  Vice President.  In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Vice Presidents, if any, shall perform such other duties and have such other powers as the Managers may from time to time prescribe.

(d)                                 Secretary and Assistant Secretary.  The Secretary shall be responsible for filing legal documents and maintaining records for the Company.  The Secretary shall attend all meetings of the Managers and record all the proceedings of the meetings of the Company and of the Managers in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Managers, and shall perform such other duties as may be prescribed by the Managers or the President, under whose supervision the Secretary shall serve.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Managers (or if there be no such determination, then in order of their designation), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managers may from time to time prescribe.

(e)                                  Treasurer and Assistant Treasurer.  The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager.  The Treasurer shall disburse the funds of the Company as may be ordered by the Manager, taking proper vouchers for such disbursements, and shall render to the President and to the Managers, at its regular meetings or when the Managers so require, an account of all of the Treasurer’s transactions and of the financial condition of the Company.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Managers (or if there be no such determination, then in the order of their designation), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Managers may from time to time prescribe.

(f)                                   Officers as Agents.  The officers of the Company, to the extent their powers as set forth in this Agreement or otherwise vested in them by action of the Managers are not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 1.10, the actions of the officers taken in accordance with such powers shall bind the Company.

(g)                                  Duties of Managers and Officers.  Except to the extent otherwise provided herein, each Manager (other than an Independent Manager) and officer of the Company shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

SECTION 5.02  Removal and Resignation.  Any officer of the Company may be removed as such, with or without cause, by the Managers at any time.  Any officer of the Company may resign as such at any time upon written notice to the Company.  Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Managers.

SECTION 5.03  Vacancies.  Any vacancy occurring in any office of the Company may be filled by the Managers.

SECTION 5.04  Compensation.  The compensation, if any, of the officers of the Company shall be fixed from time to time by the Managers.  Such compensation shall be determined without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company, shall be payable only to the extent permitted by the Basic Documents and shall be considered a fixed Operating Expense of the Company subject to the limitations on such expenses set forth in the Financing Order.

ARTICLE VI

MEMBERSHIP INTEREST

SECTION 6.01  General.  “Membership Interest” means the limited liability company interest of the Member in the Company. The Membership Interest constitutes personal property and, subject to Section 6.06, shall be freely transferable and assignable in whole but not in part upon registration of such transfer and assignment on the books of the Company in accordance with the procedures established for such purpose by the Managers of the Company.

SECTION 6.02  Distributions.  The Member shall be entitled to receive, out of the assets of the Company legally available therefor, distributions payable in cash in such amounts, if any, as the Managers shall declare.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the LLC Act or any other applicable law or any Basic Document.

SECTION 6.03  Rights on Liquidation, Dissolution or Winding Up.

(a)                                 In the event of any liquidation, dissolution or winding up of the Company, the Member shall be entitled to all remaining assets of the Company available for distribution to the Member after satisfaction (whether by payment or reasonable provision for payment) of all liabilities, debts and obligations of the Company.

(b)                                 Neither the sale of all or substantially all of the property or business of the Company, nor the merger or consolidation of the Company into or with another Person or other entity, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purpose of this Section 6.03.

SECTION 6.04  Redemption.  The Membership Interest shall not be redeemable.

SECTION 6.05  Voting Rights.  Subject to the terms of this Agreement, the Member shall have the sole right to vote on all matters as to which members of a limited liability company shall be entitled to vote pursuant to the LLC Act and other applicable law.

SECTION 6.06  Transfer of Membership Interests.

(a)                                 The Member may transfer its Membership Interest, in whole but not in part, but the transferee shall not be admitted as a Member except in accordance with Section 6.07.  Until the transferee is admitted as a Member, the Member shall continue to be the sole member of the Company (subject to Section 1.02) and to be entitled to exercise any rights or powers of a Member of the Company with respect to the Membership Interest transferred.

(b)                                 To the fullest extent permitted by law, any purported transfer of any Membership Interest in violation of the provisions of this Agreement shall be wholly void and shall not effectuate the transfer contemplated thereby.  Notwithstanding anything contained herein to the contrary and to the fullest extent permitted by law, the Member may not transfer any Membership Interest in violation of any provision of this Agreement or any Basic Document or in violation of any applicable federal or state securities laws.

SECTION 6.07  Admission of Transferee as Member.

(a)                                 A transferee of a Membership Interest desiring to be admitted as a Member must execute a counterpart of, or an agreement adopting, this Agreement and, except as permitted by paragraph (b) below, shall not be admitted without unanimous affirmative vote of the Managers, which vote must include the affirmative vote of any Independent Manager.  Upon admission of the transferee as a Member, the transferee shall have the rights, powers and duties and shall be subject to the restrictions and liabilities of the Member under this Agreement and the LLC Act.  The transferee shall also be liable, to the extent of the Membership Interest transferred, for the unfulfilled obligations, if any, of the transferor Member to make capital contributions to the Company, but shall not be obligated for liabilities unknown to the transferee at the time such transferee was admitted as a Member and that could not be ascertained from this Agreement.  Except as set forth in paragraph (b) below, whether or not the transferee of a Membership Interest becomes a Member, the Member transferring the Membership Interest is not released from any liability to the Company under this Agreement or the LLC Act.

(b)                                 The approval of the Managers, including any Independent Manager, shall not be required for the transfer of the Membership Interest from the Member to any successor pursuant to Section 5.02 of a Sale Agreement or the admission of such Person as a Member.  Once the transferee of a Membership Interest pursuant to this paragraph (b) becomes a Member, the prior Member shall cease to be a member of the Company and shall be released from any liability to the Company under this Agreement and the LLC Act.

ARTICLE VII

MANAGERS

SECTION 7.01  Managers.

(a)                                 Subject to Sections 1.09 and 1.10, the business and affairs of the Company shall be managed by or under the direction of two or more Managers designated by the Member.  Subject to the terms of this Agreement, the Member may determine at any time in its sole and absolute discretion the number of Managers.  Subject in all cases to the terms of this Agreement, the authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managers; provided, that, except as provided in Section 7.06, at all times the Company shall have at least one Independent Manager.  The initial number of Managers shall be three, one of which shall be an Independent Manager.  Each Manager designated by the Member shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal.  Each Manager shall execute and deliver the Management Agreement in the form attached hereto as Exhibit A.

Managers need not be a Member.  The initial Managers designated by the Member are listed on Schedule B hereto.

(b)                                 Each Manager shall be designated by the Member and shall hold office for the term for which designated and until a successor has been designated.

(c)                                  The Managers shall be obliged to devote only as much of their time to the Company’s business as shall be reasonably required in light of the Company’s business and objectives.  Subject to Section 7.02, a Manager shall perform his or her duties as a Manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent Person in a like position would use under similar circumstances.

(d)                                 Except as otherwise provided in this Agreement, the Managers shall act by the affirmative vote of a majority of the Managers.  Each Manager shall have the authority to sign duly authorized agreements and other instruments on behalf of the Company without the joinder of any other Manager.

(e)                                  Subject to the terms of this Agreement, any action may be taken by the Managers without a meeting and without prior notice if authorized by the written consent of a majority of the Managers (or such greater number as is required by this Agreement), which written consent shall be filed with the records of the Company.

(f)                                   Every Manager is an agent of the Company for the purpose of its business, and the act of every Manager, including the execution in the Company name of any instrument for carrying on the business of the Company, binds the Company, unless such act is in contravention of this Agreement or unless the Manager so acting otherwise lacks the authority to act for the Company and the Person with whom he or she is dealing has knowledge of the fact that he or she has no such authority.

(g)  To the extent permitted by law, the Managers shall not be personally liable for the Company’s debts, obligations or liabilities.

SECTION 7.02  Powers of the Managers.  Subject to the terms of this Agreement, the Managers shall have the right and authority to take all actions which the Managers deem incidental, necessary, suitable or convenient for the day-to-day management and conduct of the Company’s business.

An Independent Manager may not delegate his, hers or its duties, authorities or responsibilities hereunder.  If any Independent Manager resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Managers shall be taken until a successor Independent Manager is appointed by the Member and qualifies and approves such action.

To the fullest extent permitted by law, including Section 18-1101(c) of the LLC Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on the matters referred to in Section 1.10.  Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Managers shall not have any fiduciary duties to the Member, any Manager or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.  To the fullest extent permitted by law, including Section 18-1101(e) of the LLC Act, an Independent Manager shall not be liable to the Company, the Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct.

No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Subject to the terms of this Agreement, the Managers may exercise all powers of the Company and do all such lawful acts and things as are not prohibited by the LLC Act, other applicable law or this Agreement directed or required to be exercised or done by the Member.  All duly authorized instruments, contracts, agreements and documents providing for the acquisition or disposition of property of the Company shall be valid and binding on the Company if executed by one or more of the Managers.

Notwithstanding the terms of Section 7.01, 7.07 or 7.09 or any provision of this Agreement to the contrary, (x) no meeting or vote with respect to any action described in clause (b), (c) or (g) of Section 1.10 or any amendment to any of the Special Purpose Provisions (as hereinafter defined) shall be conducted unless any Independent Manager is present and (y) neither the Company nor the Member, any Manager or any officer on behalf of the Company shall (i) take any action described in clause (b), (c) or (g) of Section 1.10 unless the Independent Manager(s) has consented thereto or (ii) adopt any amendment to any of the Special Purpose Provisions unless the Independent Manager(s) has consented thereto.  The vote or consent of an Independent Manager with respect to any such action or amendment shall not be dictated by the Member or any other Manager or officer of the Company.

SECTION 7.03  Compensation.  To the extent permitted by applicable law and the Basic Documents, the Company may reimburse any Manager, directly or indirectly, for out-of-pocket expenses incurred by such Manager in connection with its services rendered to the Company.  Such compensation shall be determined by the Managers without regard to the income of the Company, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company and shall be considered a fixed Operating Expense of the Company subject to the limitations on such expenses set forth in the Financing Order.

SECTION 7.04  Removal of Managers.

(a)                                 Subject to Section 4.01, the Member may remove any Manager with or without cause at any time.

(b)                                 Subject to Sections 4.01 and 7.05, any removal of a Manager shall become effective on such date as may be specified by the Member and in a notice delivered to any remaining Managers or the Manager designated to replace the removed Manager (except that it shall not be effective on a date earlier than the date such notice is delivered to the remaining Managers or the Manager designated to replace the removed Manager).  Should a Manager be removed who is also the Member, the Member shall continue to participate in the Company as the Member and receive its share of the Company’s income, gains, losses, deductions and credits pursuant to this Agreement.

SECTION 7.05  Resignation of Manager.  A Manager other than an Independent Manager may resign as a Manager at any time by thirty (30) days’ prior notice to the Member.  An Independent Manager may not withdraw or resign as a Manager of the Company without the consent of the Member.  No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to the Management Agreement in the form attached hereto as Exhibit A, and (ii) shall have executed a counterpart to this Agreement.

SECTION 7.06  Vacancies.

(a)                                 Subject to Section 4.01, any vacancies among the Managers may be filled by the Member.  In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, no Independent Manager shall be removed or replaced unless the Company provides the Indenture Trustee with no less than two (2) Business Days’ prior written notice of (a) any proposed removal of such Independent Manager, and (b) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an Independent Manager set forth in this Agreement.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, no Independent Manager shall be removed or replaced unless the Company provides the Staff Director with the written notice required by subsection (b) above.  The Staff Director shall have the right to object to the replacement Independent Manager and cause the Member to appoint a further replacement Independent Manager as follows:

(i)                                     The Staff Director shall have five (5) Business Days from its receipt of the notice described above to object to the replacement Independent Director by delivering to the Member within such five (5) Business Days its written objection describing in reasonable detail the reasons for such objection.  Any such objection must be reasonable.

(ii)                                  If the Staff Director fails to deliver a conforming objection to the Member within such time period, the Staff Director shall have no right to object to the replacement Independent Manager.

(iii)          If the Staff Director delivers a conforming objection to the Member within such time period, the Member shall promptly propose to the Staff Director in writing three (3) alternative candidates for Independent Manager who satisfy the Staff Director’s objections and otherwise meet the requirements for Independent Manager.  The Staff Director may eliminate up to two (2) of such candidates by providing the Member with written notice of the eliminations within five (5) Business of the Staff Director’s receipt of the Member’s proposal.  The Member shall promptly remove the Independent Manager objected to by the Staff Director and replace him or her with a new replacement Independent Manager from any such candidate not eliminated.

(iv)                              At any time after the Staff Director has timely delivered a conforming objection until the Member has replaced the Independent Manager objected to by the Staff Director in accordance with subsection (iii) above, the Staff Director may withdraw its objection to a replacement Independent Director or otherwise agree with the Member as to the selection of a replacement Independent Manager.

(v)                                 A replacement Independent Manger objected to by the Staff Director in accordance with this Agreement, shall continue in office until removed in accordance with this Agreement.

SECTION 7.07  Meetings of the Managers.  The Managers may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Managers may be held without notice at such time and at such place as shall from time to time be determined by the Managers.  Special meetings of the Managers may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

SECTION 7.08  Electronic Communications.  Managers, or any committee designated by the Managers, may participate in meetings of the Managers, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting.  If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

SECTION 7.09  Committees of Managers.

(a)                                 The Managers may, by resolution passed by a majority of the Managers, designate one or more committees, each committee to consist of one or more of the Managers.  The Managers may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(b)                                 In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another Manager to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Managers, shall have and may exercise all the powers and authority of the Managers in the management of the business and affairs of the Company.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Managers.  Each committee shall keep regular minutes of its meetings and report the same to the Managers when required.

SECTION 7.10  Limitations on Independent Managers.  All right, power and authority of each Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.

ARTICLE VIII

EXPENSES

SECTION 8.01  Expenses.  Except as otherwise provided in this Agreement or the other Basic Documents, the Company shall be responsible for all expenses and the allocation thereof including without limitation:

(a)                                 all expenses incurred by the Member or its Affiliates in organizing the Company;

(b)                                 all expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, and the preparation and dispatch to the Member of checks, financial reports, tax returns and notices required pursuant to this Agreement;

(c)                                  all expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

(d)                                 all expenses for indemnity or contribution payable by the Company to any Person;

(e)                                  all expenses incurred in connection with the collection of amounts due to the Company from any Person;

(f)                                   all expenses incurred in connection with the preparation of amendments to this Agreement;

(g)                                  all expenses incurred in connection with the liquidation, dissolution and winding up of the Company; and

(h)                                 all expenses otherwise allocated in good faith to the Company by the

Managers.

ARTICLE IX

PERPETUAL EXISTENCE; DISSOLUTION, LIQUIDATION AND WINDING-UP

SECTION 9.01  Existence.

(a)                                 The Company shall have a perpetual existence.  So long as any of the Nuclear Asset-Recovery Bonds are outstanding, the Member shall not be entitled to consent to the dissolution of the Company.

(b)  Notwithstanding any provision of this Agreement, the Bankruptcy of the Member or Special Member will not cause such Member or Special Member, respectively, to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.  For purposes of this Section 9.01(b), “Bankruptcy” means, with respect to any Person (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the LLC Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 6.06 and 6.07), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

SECTION 9.02  Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the occurrence of the earliest of the following events:

(a)                                 subject to Section 1.10, the election to dissolve the Company made in writing by the Member and each Manager, including each Independent Manager, as permitted under the Basic Documents and after the discharge in full of all Nuclear Asset-Recovery Bonds;

(b)                                 the termination of the legal existence of the last remaining member of the Company or the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company unless the business of the Company is continued without dissolution in a manner permitted by the LLC Act or this Agreement; or

(c)                                  the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the LLC Act.

SECTION 9.03  Accounting.  In the event of the dissolution, liquidation and winding-up of the Company, a proper accounting shall be made of the Capital Account of the Member and of the net income or net loss of the Company from the date of the last previous accounting to the date of dissolution.

SECTION 9.04  Certificate of Cancellation.  As soon as possible following the occurrence of any of the events specified in Section 9.02 and the completion of the winding up of the Company, the Person winding up the business and affairs of the Company, as an authorized person, shall cause to be executed a Certificate of Cancellation of the Certificate of Formation and file the Certificate of Cancellation of the Certificate of Formation as required by the LLC Act.

SECTION 9.05  Winding Up.  Upon the occurrence of any event specified in Section 9.02, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors.  The Member, or if there is no Member, the Managers, shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities of the Company and its assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.06.

SECTION 9.06  Order of Payment of Liabilities Upon Dissolution.  After determining that all debts and liabilities of the Company, including all contingent, conditional or unmatured liabilities of the Company, in the process of winding-up, including, without limitation, debts and liabilities to the Member in the event it is a creditor of the Company to the extent otherwise permitted by law, have been paid or adequately provided for, the remaining assets shall be distributed in cash or in kind to the Member.

SECTION 9.07  Limitations on Payments Made in Dissolution.  Except as otherwise specifically provided in this Agreement, the Member shall only be entitled to look solely to the assets of Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of net income (upon dissolution or otherwise) against any Manager.

SECTION 9.08  Limitation on Liability.  Except as otherwise provided by the LLC Act and except as otherwise characterized for tax and financial reporting purposes, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a Manager.

ARTICLE X

INDEMNIFICATION

SECTION 10.01  Indemnity.  Subject to the provisions of Section 10.04 hereof and the provisions of the Basic Documents, to the fullest extent permitted by law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such Person is or was a Manager, Member, officer, controlling Person, legal representative or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with the action, suit or proceeding if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful; provided that such Person shall not be entitled to indemnification if such judgment, penalty, fine or other expense was directly caused by such Person’s fraud, gross negligence or willful misconduct or, in the case of an Independent Manager, bad faith or willful misconduct.

SECTION 10.02  Indemnity for Actions By or In the Right of the Company.  Subject to the provisions of Section 10.04 hereof and the provisions of the Basic Documents, to the fullest extent permitted by law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the rights of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member, Manager, officer, controlling Person, legal representative or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such Person in connection with the defense or settlement of the actions or suit if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company; provided that such Person shall not be entitled to indemnification if such judgment, penalty, fine or other expense was directly caused by such Person’s fraud, gross negligence or willful misconduct or, in the case of an Independent Manager, bad faith or willful misconduct.  Indemnification may not be made for any claim, issue or matter as to which such Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

SECTION 10.03  Indemnity If Successful.  To the fullest extent permitted by law, and subject to the provisions of the Basic Documents, the Company shall indemnify any Person who is or was a Manager, Member, officer, controlling Person, legal representative or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including reasonable attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense of any action, suit or proceeding referred to in Sections 10.01 and 10.02 or in defense of any claim, issue or matter therein, to the extent that such Person has been successful on the merits.

SECTION 10.04  Expenses.  Any indemnification under Sections 10.01 and 10.02, as well as the advance payment of expenses permitted under Section 10.05 unless ordered by a court or advanced pursuant to Section 10.05 below, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, officer, controlling Person, legal representative or agent is proper in the circumstances.  The determination must be made:

(a)                                 by the Member if the Member was not a party to the act, suit or proceeding; or

(b)                                 if the Member was a party to the act, suit or proceeding by independent legal counsel in a written opinion.

SECTION 10.05  Advance Payment of Expenses.  To the extent permitted by the Basic Documents, the expenses of each Person who is or was a Manager, Member, officer, controlling Person, legal representative or agent, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to be indemnified by the Company.  The provisions of this Section 10.05 shall not affect any rights to advancement of expenses to which personnel other than the Member or the Managers (other than each Independent Manager) may be entitled under any contract or otherwise by law.

SECTION 10.06  Other Arrangements Not Excluded.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article X:

(a)                                 does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any agreement, decision of the Member, consent or action of the Managers, or otherwise, for either an action of any Person who is or was a Manager, Member, officer, controlling Person, legal representative or agent, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, in the official capacity of such Person or an action in another capacity while holding such position, except that indemnification and advancement, unless ordered by a court pursuant to Section 10.05 above, may not be made to or on behalf of such Person if a final adjudication established that its acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and

(b)                                 continues for a Person who has ceased to be a Member, Manager, officer, legal representative or agent and inures to the benefit of the successors, heirs, executors and administrators of such a Person.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01  No Bankruptcy Petition; Dissolution.

(a)                                 To the fullest extent permitted by law, the Member, each Special Member and each Manager hereby covenant and agree (or shall be deemed to have hereby covenanted and agreed) that, prior to the date which is one year and one day after the termination in accordance with their terms of all Indentures and the payment in full of all series of Nuclear Asset-Recovery Bonds and any other amounts owed under any Indenture, it will not acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; provided, however, that nothing in this Section 11.01 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Company pursuant to this Agreement.  This Section 11.01 is not intended to apply to the filing of a voluntary bankruptcy petition on behalf of the Company which is governed by Section 1.10 of this Agreement.

(b)                                 To the fullest extent permitted by law, the Member, each Special Member and each Manager hereby covenant and agree (or shall be deemed to have hereby covenanted and agreed) that, until the termination in accordance with their terms of all Indentures and the payment in full of all series of Nuclear Asset-Recovery Bonds and any other amounts owed under any Indenture, the Member, such Special Member and such Manager will not consent to, or make application for, or institute or maintain any action for, the dissolution of the Company under Section 18-801 or 18-802 of the LLC Act or otherwise.

(c)                                  In the event that the Member, any Special Member or any Manager takes action in violation of this Section 11.01, the Company agrees that it shall file an answer with the court or otherwise properly contest the taking of such action and raise the defense that the Member, the Special Member or Manager, as the case may be, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(d)                                 The provisions of this Section 11.01 shall survive the termination of this Agreement and the resignation, withdrawal or removal of the Member, any Special Member or any Manager.  Nothing herein contained shall preclude participation by the Member, any Special Member or a Manager in assertion or defense of its claims in any such proceeding involving the Company.

SECTION 11.02  Amendments.

(a)                                 The power to alter, amend or repeal this Agreement shall be only with the consent of the Member, provided, that the Company shall not alter, amend or repeal any provision of Sections 1.02(b) and (c), 1.05, 1.09, 1.10, 3.01(b), 3.02, 6.06, 6.07, 7.02, 7.05, 7.06, 9.01, 9.02, 11.02 and 11.07 of this Agreement or the definition of “Independent Manager” contained herein or the requirement that at all times the Company have at least one Independent Manager (collectively, the “Special Purpose Provisions”) without, in each case, the affirmative vote of a majority of the Managers, which vote must include the affirmative vote of any Independent Manager.

So long as any Nuclear Asset-Recovery Bonds of any series are outstanding, the Company and the Member shall give written notice to each applicable Rating Agency and to the Indenture Trustee of any amendment to this Agreement.  The effectiveness of any amendment of the Special Purpose Provisions shall be subject to the Rating Agency Condition set forth in the Basic Documents (other than an amendment which is necessary: (i) to cure any ambiguity or (ii) to correct or supplement any such provision in a manner consistent with the intent of this Agreement).

(b)                                 The Company’s power to alter or amend the Certificate of Formation shall be vested in the Member.  Upon obtaining the approval of any amendment, supplement or restatement as to the Certificate of Formation, the Member on behalf of the Company shall cause a Certificate of Amendment or Amended and Restated Certificate of Formation to be prepared, executed and filed in accordance with the LLC Act.

(c)  Notwithstanding anything in this Agreement to the contrary, including Sections 11.02(a) and (b), unless and until any Nuclear Asset-Recovery Bonds are issued and outstanding, the Member may, without the need for any consent or action of, or notice to, any other Person, including any Manager, any officer, the Indenture Trustee or any Rating Agency, alter, amend or repeal this Agreement in any manner.

SECTION 11.03  Commission Condition  Notwithstanding anything to the contrary in Section 11.02, no amendment or modification of this Agreement shall be effective unless the process set forth in this Section 11.03 has been followed.

(a)  At least fifteen (15) days prior to the effectiveness of any such amendment or modification and after obtaining the other necessary approvals set forth in Section 11.02 above (except that the consent of the Indenture Trustee may be subject to the consent of Holders if such consent is required or sought by the Indenture Trustee in connection with such amendment), the Member shall have delivered to the Commission’s Staff Director of Accounting & Finance written notification of any proposed amendment or modification, which notification shall contain:

(i)            a reference to Docket No. 150171-EI;

(ii)           an Officer’s Certificate stating that the proposed amendment or modification has been approved by all parties to this Agreement; and

(iii)          a statement identifying the person to whom the Commission or its authorized representative is to address any response to the proposed amendment or modification or to request additional time.

(b)                                 If the Commission or its staff, within 15 days (subject to extension as provided in clause (c)) of receiving a notification complying with subparagraph (a), shall have delivered to the office of the person specified in clause (a)(iii) a written statement that the Commission might object to the proposed amendment or modification, then, subject to clause (d) below, such proposed amendment or modification shall not be effective unless and until the Commission subsequently delivers a written statement that it does not object to such proposed amendment or modification.

(c)                                  If the Commission or an authorized representative of the Commission, within 15 days of receiving a notification complying with subparagraph (a), shall have delivered to the office of the person specified in clause (a)(iii) a written statement requesting an additional amount of time not to exceed thirty days in which to consider such proposed amendment or modification, then such proposed amendment or modification shall not be effective if, within such extended period, the Commission shall have delivered to the office of the person specified in clause (a)(iii) a written statement as described in subparagraph (b), unless and until the Commission subsequently delivers a written statement that it does not object to such proposed amendment or modification.

(d)                                 If (i) the Commission or an authorized representative of the Commission shall not have delivered written notice that the Commission might object to such proposed amendment or modification within the time periods described in subparagraphs (b) or (c), whichever is applicable, or (ii) the Commission or an authorized representative of the Commission, has delivered such written notice but does not within 60 days of the delivery of the notification in (a) above, provide subsequent written notice confirming that it does in fact object and the reasons therefor or advise that it has initiated a proceeding to determine what action it might take with respect to the matter, then the Commission shall be conclusively deemed not to have any objection to the proposed amendment or modification and such amendment or modification may subsequently become effective upon satisfaction of the other conditions specified in Section 11.02.

(e)                                  Following the delivery of a statement from the Commission or an authorized representative of the Commission to the Member under subparagraph (b), the Member and the Company shall have the right at any time to withdraw from the Commission further consideration of any proposed amendment.  Such withdrawal shall be evidenced by the prompt written notice thereof by the Member to the Commission, the Indenture Trustee, each Independent Manager and the Servicer.

(f)                                   For the purpose of this Section 11.03, an “authorized representative” of the Commission means any person authorized to act on behalf of the Commission as evidenced by an Opinion of Counsel (which may be the general counsel) to the Commission.

SECTION 11.04  Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 11.05  Headings.  The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 11.06  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision (if any) or the remaining provisions hereof (unless such construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.07  Assigns.  Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the Member, and its permitted successors and assigns.

SECTION 11.08  Enforcement by Each Independent Manager.  Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by each Independent Manager in accordance with its terms.

SECTION 11.09  Waiver of Partition; Nature of Interest.  Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to this Agreement.

SECTION 11.10  Benefits of Agreement; No Third-Party Rights.  Except for the Indenture Trustee and Persons entitled to indemnification hereunder, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or Special Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than the Indenture Trustee and Persons entitled to indemnification hereunder) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement is hereby executed by the undersigned as the sole Member of the Company and is effective as of the date first written above.

DUKE ENERGY FLORIDA, LLC

	By:	/s/ Stephen G. De May
		Name:	Stephen G. De May
		Title:	Senior Vice President, Tax and Treasurer

ACKNOWLEDGED AND AGREED:

Bernard J. Angelo,
as Independent Manager

/s/ Bernard J. Angelo

Signature Page to

Limited Liability Company Agreement

SCHEDULE A

SCHEDULE OF INITIAL CAPITAL CONTRIBUTION OF MEMBER

MEMBER’S NAME	CAPITAL CONTRIBUTION	MEMBERSHIP INTEREST PERCENTAGE	CAPITAL ACCOUNT
Duke Energy Florida, LLC	$100	100%	$100

SCHEDULE B

INITIAL MANAGERS

Stephen G. DeMay

William E. Currens Jr.

Bernard J. Angelo - Independent Manager

SCHEDULE C

INITIAL OFFICERS

Name	Office

Stephen G. DeMay	President, Chief Financial Officer and Treasurer
William E. Currens Jr.	Vice President and Controller
Kris C. Duffy	Assistant Treasurer
Robert T. Lucas III	Secretary
John L. Sullivan III	Assistant Treasurer
David S. Maltz	Assistant Secretary
Nancy M. Wright	Assistant Secretary

EXHIBIT A

MANAGEMENT AGREEMENT

[date of A/R LLC Agreement]

Duke Energy Florida Project Finance, LLC

299 First Avenue North

St. Petersburg, Florida 33701

Re:  Management Agreement — Duke Energy Florida Project Finance, LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as managers of Duke Energy Florida Project Finance, LLC, a Delaware limited liability company (the “Company”), in accordance with the Amended and Restated Limited Liability Company Agreement of the Company, dated as of [        ] (as it may be amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”), hereby agree as follows:

1.                                      Each of the undersigned accepts such Person’s rights and authority as a Manager under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Manager under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Manager is designated or until such Person’s resignation or removal as a Manager in accordance with the LLC Agreement.  Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2.                                      Until a year and one day has passed since the date that the last obligation under the Basic Documents was paid, to the fullest extent permitted by law, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3.                                      THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

APPENDIX A

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Additional Issuance” is defined in Section 1.07 of this Agreement.

“Administration Agreement” means an administration agreement to be entered into between the Company and the Administrator pursuant to which the Administrator will provide certain management services to the Company.

“Administrator” means DEF, as Administrator under the Administration Agreement, or any successor Administrator to the extent permitted under the Administration Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy” is defined in Section 9.01(b) of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time.

“Basic Documents” means the Indentures, the Administration Agreement, the Sale Agreements, the Bills of Sale, the Certificate of Formation, the Original LLC Agreement, this Agreement, the Servicing Agreements, the Series Supplements, the Intercreditor Agreements, the Letters of Representations, the Underwriting Agreements and all other documents and certificates delivered in connection therewith.

“Bill of Sale” means a bill of sale in connection with the sale of Nuclear Asset-Recovery Property pursuant to a Sale Agreement.

“Capital Account” is defined in Section 2.03 of this Agreement.

“Capital Contribution” is defined in Section 2.01 of this Agreement.

“Certificate of Formation” means the Certificate of Formation filed with the Secretary of State on January 5, 2016 pursuant to which the Company was formed.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Securities Exchange Act of 1934, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” with respect to each series of Nuclear Asset-Recovery Bonds means the account established and maintained by the Indenture Trustee in connection with the applicable Indenture and Series Supplement, and any subaccounts contained therein.

“Commission” means the Florida Public Service Commission.

“Company” has the meaning set forth in the preamble to this Agreement.

“DEF” means Duke Energy Florida, LLC, a Florida limited liability company, and any of its successors or permitted assigns.

“Financing Order” means the financing order filed by the Commission on November 19, 2015, Docket No. 150148-EI, authorizing the creation of Nuclear Asset-Recovery Property and the issuance of Nuclear Asset-Recovery Bonds in one or more series for the benefit of DEF.  “Financing Order” also means any financing order in the future filed by the Commission pursuant to the Nuclear Asset-Recovery Law for the benefit of DEF.

“Fitch” means Fitch Ratings or any successor thereto.  References to Fitch are effective as long as Fitch is a Rating Agency.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any court, administrative agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Holder” means the Person in whose name a Nuclear Asset-Recovery Bond is registered.

“Indenture” means each Indenture to be entered into between the Company and the Indenture Trustee authorizing the issuance of Nuclear Asset-Recovery Bonds in one or more series pursuant to a Financing Order, as such Indenture shall be originally executed and, as from time to time supplemented or amended by any supplements or indentures supplemental thereto entered into pursuant to the applicable provisions of the Indenture, as so supplemented or amended, or both, and shall include the forms and terms of Nuclear Asset-Recovery Bonds established thereunder.

“Indenture Trustee” means The Bank of New York Mellon, a New York banking corporation, as indenture trustee for the benefit of the Secured Parties, or any successor indenture trustee for the benefit of the Secured Parties, under the applicable Indenture and the applicable Series Supplement.

“Independent Manager” is defined in Section 4.01(a) of this Agreement.

“Independent Manager Fee” is defined in Section 4.01(a) of this Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, by and among the Company, the Indenture Trustee, DEF and the parties to the accounts receivable sale program of Duke Energy Florida Receivables LLC, and any subsequent such agreement.

“Letter of Representations” means any applicable agreement between the Company and the applicable Clearing Agency, with respect to such Clearing Agency’s rights and obligations (in its capacity as a Clearing Agency) with respect to any Book-Entry Nuclear Asset-Recovery Bonds (as defined in the Indenture).

“LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Manager” means each manager of the Company under this Agreement.

“Member” has the meaning set forth in the preamble to this Agreement.

“Membership Interest” is defined in Section 6.01 of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.  References to Moody’s are effective so long as Moody’s is a Rating Agency.

“Nuclear Asset-Recovery Bonds” means Nuclear Asset-Recovery Bonds authorized by a Financing Order and issued under an Indenture.

“Nuclear Asset-Recovery Bond Collateral” means, with respect to a series of Nuclear Asset-Recovery Bonds, the Nuclear Asset-Recovery Property created under and pursuant to a Financing Order and the Nuclear Asset-Recovery Law with respect to that series, and transferred by the Seller to the Company pursuant to a Sale Agreement (including, to the fullest extent permitted by law, the right to impose, bill, collect and receive Nuclear Asset-Recovery Charges, the right to obtain periodic adjustments to the Nuclear Asset-Recovery Charges, and all revenue, collections, claims, rights to payments, payments, money and or proceeds of or arising from the Nuclear Asset-Recovery Charges out of the rights and interests created under the Financing Order with respect to that series), (b) all Nuclear Asset-Recovery Charges related to the Nuclear Asset-Recovery Property with respect to that series, (c) the Sale Agreement and the Bill of Sale executed in connection with that series of Nuclear Asset-Recovery Bonds and all property and interests in property transferred under the Sale Agreement and the Bill of Sale with respect to that Nuclear Asset-Recovery Property and that series of Nuclear Asset-Recovery Bonds, (d) the Servicing Agreement, the Administration Agreement, the Intercreditor Agreement and any subservicing, agency, administration or collection agreements executed in connection therewith, to the extent related to the foregoing Nuclear Asset-Recovery Property and that series of Nuclear Asset-Recovery Bonds, (e) the Collection Account, all subaccounts thereof and all amounts of cash, instruments, investment property or other assets on deposit therein or credited thereto from time to time and all financial assets and securities entitlements carried therein or credited thereto, (f) all rights to compel the Servicer with respect to a series of Nuclear Asset-Recovery Bonds to file for and obtain adjustments to the Nuclear Asset-Recovery Charges in accordance with Section 366.95(2)(c)2.d. and Section 366.95(2)(c)4. of the Nuclear Asset Recovery Law and the Financing Order, (g) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, whether such claims, demands, causes and choses in action constitute Nuclear Asset-Recovery Property, accounts, general intangibles, instruments, contract rights, chattel paper or proceeds of such items or any other form of property, (h) all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters of credit, letters-of-credit rights, money, commercial tort claims and supporting obligations related to the foregoing and (i) all payments on or under, and all proceeds in respect of, any or all of the foregoing.

“Nuclear Asset-Recovery Charge” means any nuclear asset-recovery charge as defined in Section 366.95(1)(j) of the Nuclear Asset-Recovery Law that is authorized by a Financing Order.

“Nuclear Asset-Recovery Law” means the laws of the State of Florida adopted in May 2015 enacted as Section 366.95, Florida Statutes, as may be amended from time to time.

“Nuclear Asset-Recovery Property” means all Nuclear Asset-Recovery Property as defined in Section 366.95(1)(l) of the Nuclear Asset-Recovery Law created pursuant to a Financing Order and under the Nuclear Asset-Recovery Law, including the right to impose, bill, collect and receive the Nuclear Asset-Recovery Charges authorized under the Financing Order and to obtain periodic adjustments of the Nuclear Asset-Recovery Charges and all revenue, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in Section 366.95(1)(l)1., regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

“Ongoing Financing Cost” means with respect to a series of Nuclear Asset-Recovery Bonds, the Financing Costs described as such in the applicable Financing Order, including Operating Expenses and any other costs identified in the Basic Documents; provided, however, that Ongoing Financing Costs do not include the Company’s costs of issuance of such series of Nuclear Asset-Recovery Bonds.

“Operating Expenses” means all unreimbursed fees, costs and out-of-pocket expenses of the Company, including all amounts owed by the Company to the Indenture Trustee (including indemnitees, legal fees and expense), or any Manager, fees of the Servicer pursuant to the Servicing Agreement, fees of the Administrator pursuant to the Administration Agreement, legal and accounting fees, Rating Agency and related fees (i.e. website provider fees), and any franchise or other taxes owed by the Company, including on investment income in the Collection Account.

“Original LLC Agreement” has the meaning set forth in the preamble to this Agreement.

“Payment Date” means, with respect to any Series or WAL of Nuclear Asset-Recovery Bonds, the dates specified in the Series Supplement; provided, that if any such date is not a Business Day, the Payment Date shall be the Business Day succeeding such date.

“Person” means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or Government Authority.

“Rating Agency” means, with respect to any WAL of Nuclear Asset-Recovery Bonds, any of Moody’s, S&P or Fitch that provides a rating with respect to the Nuclear Asset-Recovery Bonds.  If no such organization (or successor) is any longer in existence, “Rating Agency” shall be a nationally recognized statistical rating organization or other comparable Person designated by the Company, notice of which designation shall be given to the Indenture Trustee and the Servicer.

“Rating Agency Condition” means, with respect to any action, at least ten Business Days’ prior written notification to each Rating Agency of such action, and written confirmation from each of S&P and Moody’s to the Servicer, the Indenture Trustee and the Issuer that such action will not result in a suspension, reduction or withdrawal of the then current rating by such Rating Agency of any WAL of Nuclear Asset-Recovery Bonds; provided, that, if, within such ten Business Day period, any Rating Agency (other than S&P) has neither replied to such notification nor responded in a manner that indicates that such Rating Agency is reviewing and considering the notification, then (a) the Company shall be required to confirm that such Rating Agency has received the Rating Agency Condition request and, if it has, promptly request the related Rating Agency Condition confirmation and (b) if the Rating Agency neither replies to such notification nor responds in a manner that indicates it is reviewing and considering the notification within five Business Days following such second request, the applicable Rating Agency Condition requirement shall not be deemed to apply to such Rating Agency. For the purposes of this definition, any confirmation, request, acknowledgment or approval that is required to be in writing may be in the form of electronic mail or a press release (which may contain a general waiver of a Rating Agency’s right to review or consent).

“Return on Invested Capital” means, for any Payment Date with respect to any Remittance Period, the sum of (i) rate of return, payable to DEF, on its Capital Contribution equal to the rate of interest payable on the longest maturing WAL of Nuclear Asset-Recovery Bonds plus (ii) any Return on Invested Capital not paid on any prior Payment Date.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.  References to S&P are effective as long as S&P is a Rating Agency.

“Sale Agreement” means a sale agreement to be entered into pursuant to which the Seller will sell its rights and interests in Nuclear Asset-Recovery Property with respect to a particular series of Nuclear Asset-Recovery Bonds to the Company.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Secured Parties” means the Indenture Trustee, the Holders of a particular series of Nuclear Asset-Recovery Bonds and any credit enhancer described in the Series Supplement.

“Seller” means DEF.

“Series Supplement” means the indenture supplemental to an Indenture in the form attached as an exhibit to the Indenture that authorizes the issuance of a particular series of Nuclear Asset-Recovery Bonds.

“Servicer” means DEF, as Servicer under the Servicing Agreement, or any successor Servicer to the extent permitted under the Servicing Agreement.

“Servicing Agreement” means a servicing agreement to be entered into pursuant to which the Servicer will service Nuclear Asset-Recovery Property on behalf of the Company.

“Special Member” is defined in Section 1.02(b) of this Agreement.

“Special Purpose Provisions” is defined in Section 11.02(a) of this Agreement.

“Staff Director” means the Commission’s Staff Director of Accounting & Finance or a designee of the Staff Director of Accounting & Finance provided that such designee is also a member of the Commission’s Staff.

“Treasury Regulations” means the regulations, including proposed or temporary regulations, promulgated under the Code.

“Underwriting Agreement” with respect to any series of Nuclear Asset-Recovery Bonds means the Underwriting Agreement by and among DEF, the representatives of the several underwriters named therein and the Company.

“WAL” means any one of the groupings of Nuclear Asset-Recovery Bonds of a Series differentiated by expected weighted average life, interest rate or sinking fund schedule, as specified in the Series Supplement.